EXHIBIT 99.1

Certification of Principal Executive Officer

pursuant to 31 C.F.R. §30.15

I, Craig M. Dwight, certify, based on my knowledge, that:

i)	The compensation committee of Horizon Bancorp has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period from January 1, 2011 to August 25, 2011, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Horizon Bancorp;

ii)	The compensation committee of Horizon Bancorp has identified and limited during the period from January 1, 2011 to August 25, 2011 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Horizon Bancorp and has identified any features of the employee compensation plans that pose risks to Horizon Bancorp and has limited those features to ensure that Horizon Bancorp is not unnecessarily exposed to risks;

iii)	The compensation committee has reviewed, at least every six months during the period from January 1, 2011 to August 25, 2011, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Horizon Bancorp to enhance the compensation of an employee and has limited any such features;

iv)	The compensation committee of Horizon Bancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

v)	The compensation committee of Horizon Bancorp will provide a narrative description of how it limited during the period from January 1, 2011 to August 25, 2011 the features in:

A.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Horizon Bancorp;

B.	Employee compensation plans that unnecessarily expose Horizon Bancorp to risks; and

C.	Employee compensation plans that could encourage the manipulation of reported earnings of Horizon Bancorp to enhance the compensation of an employee;

vi)	Horizon Bancorp has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the period from January 1, 2011 to August 25, 2011 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

vii)	Horizon Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period from January 1, 2011 to August 25, 2011;

viii)	Horizon Bancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period from January 1, 2011 to August 25, 2011;

ix)	Horizon Bancorp and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the period from January 1, 2011 to August 25, 2011; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

x)	Horizon Bancorp will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period from January 1, 2011 to August 25, 2011;

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xi)	Horizon Bancorp will disclose the amount, nature, and justification for the offering during the period from January 1, 2011 to August 25, 2011, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

xii)	Horizon Bancorp will disclose whether Horizon Bancorp, the board of directors of Horizon Bancorp, or the compensation committee of Horizon Bancorp has engaged, during the period from January 1, 2011 to August 25, 2011 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

xiii)	Horizon Bancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period from January 1, 2011 to August 25, 2011;

xiv)	Horizon Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Horizon Bancorp and Treasury, including any amendments;

xv)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

March 12, 2012	By:	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer
Horizon Bancorp

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